Exhibit 10.28
HEALTHWAYS, INC.
2007 STOCK INCENTIVE PLAN, AS AMENDED
NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this "Agreement") is made and entered into on GRANT DATE (the “Grant Date”), by and between HEALTHWAYS, INC., a Delaware corporation (the "Corporation") including its subsidiary corporations, and PARTICIPANT NAME (the "Colleague").

WHEREAS, the Corporation desires to afford the Colleague an opportunity to purchase shares of Common Stock, $.001 par value per share ("Common Stock") of the Corporation, in accordance with the provisions of Healthways 2007 Stock Incentive Plan, as amended (the "Plan").

NOW, THEREFORE, In consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Grant of Option.  Corporation hereby grants to the Colleague the option (the "Option"), exercisable in whole or in part to purchase NUMBER OF SHARES shares of the Corporation's Common Stock, for a price of GRANT PRICE per share.

2.           Option Plan.  The Option is granted as a non-qualified stock option under the Plan, and is not intended to qualify as an incentive stock option, as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").  This means that, at the time the Colleague exercises all or any portion of the Option, the Colleague will have taxable income equal to any positive difference between the market value of the Common Stock at the date of the exercise and the option exercise price paid for the Common Stock under the Option as shown in Section 1 of this Agreement.

The Colleague hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof, which are incorporated herein by reference and made a part hereof.  The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.  Terms not otherwise defined herein shall have the meanings given them in the Plan.

3.           Timing of Exercise.  The Colleague may exercise the Option with respect to the percentage of shares set forth below from and after the dates specified below:
Percentage Vested	Date of Vesting
25% 50% 75% 100%	One Year from Grant Date Two Years from Grant Date Three Years from Grant Date Four Years from Grant Date

The Option will expire ten (10) years from the Grant Date.

4.           Manner of Exercise.  The Option shall be exercised by the Colleague (or other party entitled to exercise the Option under Section 5 of this Agreement) by providing notice to the stock plan administrator of your intent to exercise the stock option, and providing to the stock plan administrator all required information necessary to complete the exercise transaction. Such notice shall not be effective unless accompanied by the full purchase price for all shares so purchased within the timeframe required by the plan administrator. The purchase price shall be payable in cash, personal check (subject to collection), bank draft or such other method as the Committee may determine from time to time.  The purchase price may also be paid by the tender of, by either actual delivery or attestation, Common Stock acceptable to the Committee and valued at its Fair Market Value on the date of exercise or through a combination of Common Stock and cash.  The purchase price shall be calculated as the number of shares to be purchased times the option exercise price per share as shown in Section 1 of this Agreement.  The Corporation shall have the right to require the Colleague to remit to the Corporation an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate for such shares, which may be paid as set forth in Section 5.6 of the Plan.

5.           Nontransferability of Option.  The Option shall not be transferable by the Colleague otherwise than by will or by the laws of descent and distribution, and is exercisable during the Colleague's lifetime only by the Colleague.  The terms of the Option shall be binding on the executors, administrators, heirs and successors of the Colleague.

6.           Termination of Employment.

(a)           Termination by Death.  If the Colleague's employment by the Corporation terminates by reason of death, the shares subject to the Option granted hereunder not previously exercisable and vested shall become fully exercisable and vested upon the Colleague’s death, and the Option may thereafter be exercised by the legal representative of the estate or by the legatee of the Colleague under the will of the Colleague until the expiration of the stated term of the Option.

(b)           Termination by Reason of Disability.  If the Colleague's employment by the Corporation terminates by reason of Disability, the shares subject to the Option granted hereunder not previously exercisable and vested shall become fully exercisable and vested upon the date of such termination of employment and the Option may thereafter be exercised by the Colleague until the expiration of the stated term of the Option.

(c)           Retirement.  If the Colleague’s employment by the Corporation terminates by reason of Retirement, as defined in the Plan, the shares subject to the Option granted hereunder not previously exercisable and vested shall continue vesting in accordance with Section 3 and, upon vesting, the Option may be exercised until the expiration of the stated term of the Option.

(d)           Other Termination.  If the Colleague's employment by the Corporation is involuntarily terminated for any reason other than death, Disability, or Retirement, or if the Colleague voluntarily terminates employment, the Option shall thereupon terminate, except that the Option may be exercised by the Colleague, to the extent otherwise then exercisable, for a period of three months from the date of such termination of employment or the expiration of the Option's term, whichever period is the shorter if the involuntary termination is without Cause.  If the Colleague’s employment by the Corporation is terminated for Cause, the Option shall immediately terminate.

7.           Restrictions on Purchase and Sale of Shares.  The Corporation shall be obligated to sell or issue shares pursuant to the exercise of the Option only in the event that the shares are at that time effectively registered or otherwise exempt from registration under the Securities Act of 1933, as amended ("the 1933 Act").  In the event that the shares are not registered under the 1933 Act, the Colleague hereby agrees that, as a further condition to the exercise of the Option, the Colleague (or his successor under Section 5 of this Agreement), if the Corporation so requests, will execute an agreement in form satisfactory to the Corporation in which the Colleague represents that he or she is purchasing the shares for investment purposes, and not with a view to resale or distribution.  The Colleague further agrees that if the shares of Common Stock to be issued upon the exercise of the Option are not subject to an effective registration statement filed with the Securities and Exchange Commission pursuant to the requirements of the 1933 Act, such shares shall bear an appropriate restrictive legend.

8.           Option Award Subject to Recoupment Policy.  The award of the Option is subject to the Healthways, Inc. Compensation Recoupment Policy (the "Policy").  The award of the Option, or any amount traceable to the award of the Option, shall be subject to the recoupment obligations described in the Policy.

9.           Adjustment.  In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Common Stock, the number of shares of Common Stock of the Corporation subject to the Option and the price per share of such shares shall be equitably and proportionately adjusted by the Committee in accordance with the Plan.

10.           Change in Control.  Upon a Change in Control, as defined in the Plan, the shares subject to the Option granted hereunder not previously exercisable and vested shall become fully exercisable and vested.

11.           No Rights Until Exercise.  The Colleague shall have no rights hereunder as a stockholder with respect to any shares subject to the Option until the date of the issuance of a stock certificate to him or her for such shares upon due exercise of the Option.

12.           Confidentiality, Non-solicitation and Non-Compete.  It is the interest of all colleagues to protect and preserve the assets of the Corporation. In this regard, in consideration for granting the Option and as conditions of the Colleague’s ability to exercise the Option, the Colleague acknowledges and agrees that:

(a)           Confidentiality. In the course of the Colleague's employment, the Colleague will have access to trade secrets and other confidential information of the Corporation and its clients.  Accordingly, the Colleague agrees that, without the prior written consent of the Corporation, the Colleague will not, other than in the normal conduct of the Corporation's business affairs, divulge, furnish, publish or use for personal benefit or for the direct or indirect benefit of any other person or business entity, whether or not for monetary gain, any trade secrets or confidential or proprietary information of the Corporation or its clients, including without limitation, any information relating to any business methods, marketing and business plans, financial data, systems, customers, suppliers, policies, procedures, techniques or research developed for the benefit of the Corporation or its clients.  Proprietary information includes, but is not limited to, information developed by the Colleague for the Corporation while employed by the Corporation.  The obligations of the Colleague under this paragraph will continue after the Colleague has left the employment of the Corporation.  The Colleague agrees that upon leaving the employment of the Corporation, the Colleague will return to the Corporation all property and confidential information in the Colleague's possession and agrees not to copy or otherwise record in any way such information.

(b) Non-Solicitation.  While employed by the Corporation and for a period of two years thereafter, the Colleague shall not, upon the Colleague's own behalf or on behalf of any other person or entity, directly or indirectly,

- hire or solicit to leave the employ of the Corporation any person employed by or under contract as an independent contractor to the Corporation; or

- contact, solicit, entice away, or divert any healthcare and/or well-being support services, coaching or management business from any person or entity who is a client or with whom the Corporation was engaged in discussions as a potential client within one year prior to the date of termination of the Colleague.

(c)           Non-Compete.  While employed by Corporation and continuing during the period while any amounts are being paid to the Colleague and for a period of 18 months thereafter, the Colleague will not own or be employed by or assist anyone else in the conduct of any business (i) which is in competition with any business conducted by the Corporation or (ii) which the Colleague knows the Corporation was actively evaluating for possible entry, in either case in the United States or in any other jurisdiction in which the Corporation is engaged in business or has been engaged in business during the Colleague’s employment by the Corporation, or in such jurisdictions where the Colleague knows the Corporation is actively pursuing business opportunities at the time of the Colleague’s termination of employment with the Corporation; provided that ownership of five percent (5%) or less of the voting stock or other ownership interests of any business entity that is listed on a national securities exchange shall not constitute a violation hereof.

In the event the Colleague breaches any provisions of this Section 12, the Option shall immediately expire and may not be exercised, and the Corporation shall be entitled to seek other appropriate remedies it may have available to limit its damages from such breach.

13.           Amendment.  Subject to the restrictions contained in the Plan, the Committee may amend the terms of the Option, prospectively or retroactively, but, subject to Section 9 above, no such amendment shall impair the rights of the Colleague hereunder without the Colleague's consent.

14.           No Right to Continued Employment.  The grant of the Option shall not be construed as giving the Colleague the right to be retained in the employ of the Corporation, and the Corporation may at any time dismiss the Colleague from employment, free from any liability or any claim under the Plan.

15.           Notices.  All notices required to be given under the Option shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Corporation:                                                                Healthways, Inc.
701 Cool Springs Boulevard
Franklin, Tennessee 37067

To the Colleague:                                                                 PARTICIPANT NAME
(Colleague name and address)                                              Address on File
 at Healthways

16.           Severability.  If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or the award of the Option, or would disqualify the Plan or the Option under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Option, such provision shall be stricken as to such jurisdiction, person or Option, and the remainder of the Plan and Option shall remain in full force and effect.

17.           Governing Law.  The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

18.           Resolution of Disputes.  Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Colleague and the Corporation for all purposes.

19.           Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon any successor to the Corporation.  This Agreement shall inure to the benefit of the Colleague’s legal representative and permitted assignees.  All obligations imposed upon the Colleague and all rights granted to the Corporation under this Agreement shall be binding upon the Colleague's heirs, executors, administrators, successors and assignees.

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IN WITNESS WHEREOF, the parties have caused the Stock Option Agreement to be duly executed as of the day and year first above written.

HEALTHWAYS, INC.:

/s/ Ben R. Leedle, Jr.
Name:           Ben R. Leedle, Jr.
Title:    Chief Executive Officer

Grantee: PARTICIPANT NAME

Online Grant Acceptance Satisfies Signature Requirement